Exhibit 99.1

Boston Private Financial Holdings, Inc

Supplemental information for the calculation of

earnings per share using the If-Converted Method

Unaudited

(In thousands, except share data)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Net Income	$9,466	$33,634
Add: Interest Expense on Convertible Trust Preferred, Net of Taxes	$672	$672

Net Income for EPS Calculation using the If-Converted Method	$10,138	$34,306

Average Diluted Common Shares Outstanding Prior to If-Converted Method	28,379	28,307
Average Dilutive Shares from Convertible Trust Preferred	2,626	657

Total Average Diluted Shares Outstanding for the period	31,005	28,964

Diluted Earnings Per Share	$0.33	$1.18

Pro-forma Information:	Three Months Ended March 31, 2005	Twelve Months Ended December 31, 2005
Projected Interest Expense	$792	$3,169
Projected Average Dilutive Shares from Convertible Trust Preferred (1)	3,181,818	3,181,818

(1)	$105,000,000 / $33.00 per share

Borrowing	$105,000,000
Effective Rate	5.107%
Annual Interest Expense	$5,362,350
Tax Rate	40.9%
Tax Benefit	$2,193,201
Interest Expense, Net of Tax	$3,169,149
Rounded	$3,169